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                                  EXHIBIT 11
                                  ----------


                     BROWN & SHARPE MANUFACTURING COMPANY
                     ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                 (Dollars in Thousands Except Per Share Data)

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
                                               For the Half Year Ended
                                             ----------------------------
                                             July 2, 1994   June 26, 1993
                                             ------------   -------------
Computation of income (loss):
 Net income (loss) used for computation
  of primary earnings per share                $   (4,242)     $    1,443
 Add interest expense, net of taxes,
  assuming conversion of debentures                   518             786
                                               ----------      ----------
 Net income (loss) used for computation
  of fully diluted earnings per share          $   (3,724)     $    2,229
                                               ==========      ==========

Computation of shares:
 Weighted average number of common shares
  outstanding during the period                 5,114,403       4,967,758
 Dilutive stock options                                --              --
                                               ----------      ----------
 Weighted average number of common shares
  used for computation of
  primary earnings per share                    5,114,403       4,967,758
 Additional dilutive stock options                     --              --
 Assumed conversion of convertible
  debentures                                      609,523         647,619
                                               ----------      ----------
 Weighted average number of common
  shares used for computation of
  fully diluted earnings per share              5,723,926       5,615,377
                                               ==========      ==========

Per common share:
 Primary and fully diluted net income
  (loss) per share                                  $(.83)           $.29
                                                    =====            ====
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